Exhibit 10

DOMINION RESOURCES, INC.

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into this 1st day of September, 2009 by and between Thomas N. Chewning, hereinafter called “Consultant,” and Dominion Resources, Inc., hereinafter called the “Company.”

1.	Background

Consultant served as the Executive Vice President and Chief Financial Officer of Dominion Resources Services, Inc. and its affiliates for a number of years. Consultant resigned as Executive Vice President and Chief Financial Officer on June 1, 2009, and has not been employed by the Company since that date. As a result of his prior service, Consultant has considerable, valuable knowledge and experience that are critical to the Company. The Company therefore seeks to retain Consultant’s services to assist it with select initiatives during 2009 and 2010.

2.	Term

The initial term of this Agreement shall commence September 1, 2009 and end on August 31, 2010, subject to earlier termination pursuant to Section 3. The initial term will automatically be extended for one (1) year on September 1, 2010, subject to earlier termination pursuant to Section 3. Notwithstanding the foregoing, the term of this Agreement will not be extended if either party gives notice of non-renewal, delivered at least thirty (30) days before the end of the initial term or the renewal year. In the event of non-renewal, Consultant will not be entitled to any further compensation under this Agreement.

3.	Termination of Consulting Agreement

a. Consultant may terminate this Consulting Agreement at any time, and for any reason, by giving a written notice to the Chief Executive Officer of Dominion. This Consulting Agreement will terminate as of the date specified in the written notice, but no earlier than the date the notice is delivered and, as of that time, Consultant will not be entitled to any further compensation under this Consulting Agreement.

b. The Company may terminate this Consulting Agreement at any time by giving Consultant a written notice. This Consulting Agreement will terminate when that notice is delivered to Consultant.

(i) In the event the Company terminates this Agreement without “good cause” (as defined in subsection (iii) below), the Company will provide Consultant a one-time lump-sum payment of the monthly compensation payments due to Consultant for the remaining portion of the one-year term of the Agreement. This payment will completely satisfy any obligation of the Company to provide any compensation to Consultant under this Agreement, and Consultant will not be entitled to any additional compensation under this Agreement.

(ii) In the event the Company terminates this Consulting Agreement for “good cause” (as defined in subsection (iii) below), Consultant will not be entitled to any further compensation under this Agreement.

(iii) For purposes of this Section 3(b), “good cause” means dereliction of duties, refusal to perform assigned duties or projects, violation of the policies applicable to the Company’s independent contractors, willful misconduct, conviction of a crime involving moral turpitude, or violation of the confidentiality provisions of this Agreement.

c. This Agreement will terminate immediately and automatically upon Consultant’s death. At that time, Consultant’s estate, heirs, beneficiaries, executors, and administrators will have no right to any compensation under this Consulting Agreement except the monthly compensation provided for in Section 7, if not already paid, for the month in which Consultant dies.

4.	Independent Contractor

Consultant shall be deemed for all purposes to be an independent contractor and not an employee of the Company. Nothing in this Agreement shall establish an agency, partnership, joint venture or employee relationship between the Company and Consultant. Consultant shall have the independent discretion to determine the contents, manner, methods and procedures by which he performs the assigned consulting projects. Consultant shall furnish such reports from time to time as may be reasonably requested by the Company during the term of this Agreement. Consultant agrees that as an independent contractor it is his obligation to pay both income and self-employment taxes on the compensation provided for in Section 7. Compensation shall be reported to Consultant annually by the Company on Internal Revenue Service Form 1099-MISC, Miscellaneous Income.

5.	Conflicts

Consultant states that he does not have, and will not acquire, any financial interest in any business enterprise, the existence of which would conflict or might reasonably be expected to conflict with the proper performance of this Agreement or which might affect his independent judgment with respect to services under this Agreement. This provision shall not prohibit Consultant from trading directly or indirectly in any securities issued by publicly held companies.

6.	Services To Be Provided

Consultant shall perform consultant projects that fall within Consultant’s area of expertise and only when requested by the Chief Executive Officer of the Company or the Chief Financial

Officer of the Company, who are the only persons empowered to authorize Consultant’s work hereunder. Consultant and the Company acknowledge that the Company’s right to Consultant’s services is itself valuable, and therefore, the absence of a request by the Company for specific advice or consultation will not breach this Agreement. Consultant agrees to be available to perform consulting services at such times reasonably requested by the Chief Executive Officer or Chief Financial Officer. Specifically, the Consultant will provide assistance with:

a. strategic advice related to potential mergers, acquisitions or divestitures;

b. strategic advice related to investor relations;

c. strategic advice related to financial markets; and

d. such other initiatives and matters as may be requested from time to time by the Chief Executive Officer or Chief Financial Officer.

7.	Compensation and Benefits

a. Consultant agrees to be available to provide up to forty (40) hours of consulting services per month. In exchange for such services, the Company agrees to pay Consultant a $60,000 consulting incentive payment and $30,000 per month during the term of this Agreement. The $60,000 consulting incentive payment shall be made on September 25, 2009. Each monthly payment shall be due and payable on the 25th day of each calendar month during the term of this Agreement. If Consultant is asked to be available for more than forty (40) hours per month due to a potential merger, acquisition, divestiture, or other transaction, the compensation will be modified as appropriate, including the anticipated hours required for additional consulting services.

b. Consultant shall not be entitled to participate in any employee benefit or equity compensation plans or programs sponsored or administered by Dominion Resources, Inc. for the benefit of regularly scheduled employees of the Company and any affiliated employers as a result of providing services under this Agreement.

c. During the term of this Agreement, the Company will provide Consultant with secretarial support related to his consulting services.

d. During the term of this Agreement, the Company will provide Consultant with information technology (cell phone, Blackberry or similar device, and computer equipment) and information technology support.

8.	Expenses

Consultant shall be reimbursed for any travel or other business expenses incurred in carrying out his duties under this Agreement. Consultant must comply with the Company’s expense reimbursement policies.

9.	Confidentiality

Consultant agrees and acknowledges that, by reason of his services to the Company, he has had and will have access to confidential information of Dominion Resources, Inc. and its affiliates. Consultant agrees to keep confidential and not disclose any information about Dominion Resources, Inc. or its affiliates that might reasonably be considered to be confidential or adverse to the interest of Dominion Resources, Inc. or its affiliates, received during or as a result of his prior services or the performance of the services to be rendered hereunder, either during or after the period of this Agreement, except as permitted in writing by the Chief Executive Officer of the Company, and for as long as such information remains confidential. Upon termination of the Agreement for any reason, Consultant also agrees to return to the Company any such information in his possession or control, including property that may contain such confidential information. Consultant recognizes and agrees that violation of the restrictive covenants of this Section 9 may not be reasonably or adequately compensated in damages and that, in addition to any other relief to which the Company may be entitled by reason of such violation, the Company shall be entitled to both permanent and temporary injunctive and equitable relief pending determination of any dispute with respect to such violation. Without limiting the generality of the foregoing, Consultant specifically acknowledges that a showing by the Company of any breach of this Section shall constitute, for the purposes of a judicial determination of injunctive relief, conclusive proof of all elements necessary to entitle the Company to such injunctive relief.

10.	Successors; binding agreement

Neither this Agreement, nor any rights or benefits hereunder, may be assigned, delegated, transferred, pledged or hypothecated without the written consent of both parties hereto, and any such assignment, delegation, transfer, pledge or hypothecation shall be null and void and shall be disregarded by the Company.

11.	Indemnification

To the full extent permitted by Article VI of the Company’s Articles of Incorporation – Limit on Liability and Indemnification, Consultant shall be indemnified against any liability asserted against or incurred by Consultant in his capacity or arising from his status as a Consultant to the Company under this Agreement.

12.	Governing Law

This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia.

13.	Survival of Obligations

The obligations of Consultant under this Agreement relating to confidentiality and indemnification shall survive the termination of this Agreement regardless of the reasons or method of termination.

14.	Notice

Any notice required or permitted to be given under this Agreement shall be effective upon receipt and shall be sufficient in writing and delivered or mailed, postage pre-paid to Consultant at the following address:

4800 Lockgreen Circle

Richmond, Virginia 23226

and to the Company at:

Dominion Resources, Inc.

Attn: Thomas F. Farrell, II

120 Tredegar Street

Richmond, Virginia 23219

15.	Miscellaneous

This instrument contains the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto. No oral representations have been made by either party that vary or modify any of the terms herein. Nothing other than an express written agreement by both parties may modify or waive any term of this Agreement.

In witness whereof, Consultant and the Company have executed this Agreement in duplicate originals, one of which is retained by each of the parties, as of September 1, 2009.

By:	/s/ Thomas N. Chewning
Thomas N. Chewning

DOMINION RESOURCES, INC.

By:	/s/ Thomas F. Farrell, II
Thomas F. Farrell, II

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